Exhibit 99.1

Sangamo and Shire Restructure Collaboration to Accelerate Development of ZFP Therapeutics® for the Treatment of Hemophilia and Huntington's Disease

Revised Agreement Gives Each Company Control of Programs Aligned to Specific Areas of Strategic Focus

Teleconference and Webcast Scheduled for 8:00 a.m. ET Today, Wednesday, September 2, 2015

RICHMOND, Calif., Sept. 2, 2015 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO), a leader in therapeutic genome editing, announced today that the company and its collaborator, Shire plc (LSE: SHP, NASDAQ: SHPG), have agreed to revise their January 2012 collaboration and license agreement to expedite the development of ZFP Therapeutics for hemophilia A and B and Huntington's disease.

The decision to restructure reflects a strategic decision by both Shire and Sangamo to focus efforts in areas of current interest and expertise for each company. Under the revised terms of the agreement, Shire will return to Sangamo the exclusive world-wide rights to gene targets for the development, clinical testing and commercialization of ZFP Therapeutics for hemophilia A and B. Shire will retain rights and will continue to develop ZFP Therapeutic clinical leads for Huntington's disease and a ZFP Therapeutic for one additional gene target yet to be named. Shire's rights with respect to other targets contemplated in the original agreement revert to Sangamo.

"Sangamo has greatly benefited from our collaboration with Shire, whose financial support has significantly aided in the development of our in vivo protein replacement platform, or IVPRP, which forms the basis of our hemophilia and lysosomal storage disorder programs," said Edward Lanphier, Sangamo's president and chief executive officer. "This restructuring allows us to accelerate the development of our potentially curative hemophilia A and B programs. We will also continue to leverage the potential of our powerful IVPRP for development of ZFP Therapeutics for other monogenic diseases, and remain on track to file Investigational New Drug (IND) applications for the hemophilia B program and the first of our lysosomal storage disorder programs by the end of 2015."

Under the revised agreement, each company is responsible for expenses associated with its own programs and will reimburse the other for any ongoing services provided. Sangamo has granted Shire a right of first negotiation to license the hemophilia A and B programs. No milestone payments will be made on any program and each company will pay certain royalties to the other on commercial sales up to a specified maximum cap. Additional financial details of the agreement will not be disclosed.

Conference Call
Sangamo will host a conference call today, September 2, 2015, at 8:00 a.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 30770327. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 11:00 a.m. ET on September 2, to 11:59 p.m. ET on September 8, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 30770327.

Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has a Phase 2 clinical program to evaluate the safety and efficacy of novel ZFP Therapeutics® for the treatment of HIV/AIDS (SB-728). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for Huntington's disease, and with Biogen Inc. for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFNs, potential therapeutic applications of its ZFP technology for the treatment of hemophilia A and B, Huntington's disease, lysosomal storage disorders and other monogenic diseases, the anticipated benefits and impacts of the revised collaboration agreement with Shire, the expected timing for filing of IND applications and potential royalty payments achieved upon commercialization of products covered under the agreement with Shire. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, uncertainties and risks relating to clinical trials, compliance with regulatory and other requirements, the ability of Sangamo and Shire to develop commercially viable products and technological developments by our competitors. See the SEC filings, and in particular, the risk factors described in Sangamo's Annual Reports on Form 10-K and most recent Quarterly Reports on Form 10-Q. Sangamo does not assume any obligation to update the forward-looking information contained in this press release.

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., 510-970-6000, x271, ewolffe@sangamo.com